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                                   Exhibit 11

                        PAULA FINANCIAL AND SUBSIDIARIES
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                    THREE MONTHS ENDED
                                                                         MARCH 31

                                                                  2000             1999
                                                              -------------    --------------

Net income (loss)                                                 ($1,033)           $ 1,279
                                                              =============    ==============

Weighted average shares outstanding for calculating
      basic earnings per share                                       5,637             5,929

Options                                                                  -                 8
                                                              -------------    --------------

Total shares for calculating diluted earnings
      per share                                                      5,637             5,937
                                                              =============    ==============

Basic earnings per share                                           ($0.18)             $0.22
                                                              =============    ==============

Diluted earnings per share                                         ($0.18)             $0.22
                                                              =============    ==============